Exhibit 99.1

Investor Update	Issue Date: March 26, 2007

Hawaiian Holdings, Inc., parent of Hawaiian Airlines (“Hawaiian”) issued the following investor update:

Business Update

On March 8 Hawaiian introduced the third of four 767-300 EM aircraft purchased in the first quarter of 2006 into service following the completion of the aircraft’s modification and overhaul.  On March 16, 2007 Hawaiian resumed daily service between San Diego, California and Kahului, Maui.

First Quarter Passenger Yield

For the quarter ending March 31, 2007, Hawaiian expects passenger yield (passenger revenue per Revenue Passenger Mile or RPM) to decline 11-12% relative to the first quarter of 2006.  The decline is due to two primary factors:

•                  Intensified price competition on flights between the US mainland and Hawaii

•                  The continuing impact of increased industry capacity on Hawaiian’s Interisland Hawaii routes since June 2006

Additionally, a portion of the decline in yield is attributable to a proportionally higher increase in long-haul (generally lower yield) flying relative to short haul (generally higher yield) flying in the first quarter of 2007.

First Quarter Capacity and Traffic

Hawaiian anticipates that its capacity (available seat miles or ASMs) will increase by 13.8% year-over-year in the first quarter of 2007 relative to the first quarter of 2006.  Traffic (revenue passenger miles or RPMs) is expected to increase at a slightly lower pace resulting in a passenger load factor for the quarter of approximately 87% relative to a passenger load factor of 87.6% in the first quarter of 2006.

Hawaiian expects capacity for the full year of 2007 to increase approximately 12%.

Expenses

Hawaiian anticipates that its first quarter operating expenses per seat mile excluding fuel (CASM ex-Fuel) for the first quarter of 2007 will decline year-over-year by approximately 2.5-3.5%, relative to the first quarter of 2006.  Aircraft Rental expense is expected to decline in the first quarter of 2007, as compared with the first quarter of 2006, due to the purchase of three previously leased aircraft in December 2006. This decrease is expected to be offset in part by an increase in depreciation expense related to the aforementioned aircraft and the addition to service of three additional 767 aircraft.  For the full year of 2007 versus 2006, the Company expects depreciation and amortization expense to increase by approximately 57%, and aircraft rent expense to decline by approximately 13-14%.  Maintenance expenses are expected to increase in the first quarter and throughout 2007 as a result of increases in flying, additional periodic maintenance activity and pricing increases in certain maintenance contracts.

Interest expense during the first quarter of 2007 will increase relative to the first quarter of 2006, as a result of the additional debt incurred in December 2006 following the Hawaiian’s acquisition of three previously leased aircraft.

Fuel Price

For the two months ended February 28, 2007, Hawaiian’s average price per gallon of fuel was $1.93, including fuel taxes and the impact of hedges.  Additionally, Hawaiian incurred non-operating expenses of approximately $0.4 million for the same two month period, related to a portion of the change in fair value of jet fuel forward contracts excluded from hedge effectiveness.

As reflected in the Company’s 2006 Annual Report on Form 10-K, Hawaiian hedged over 13.3 million gallons (or approximately 44% of its expected consumption) through forward purchases of jet fuel for the first quarter of 2007 at an average price of $1.91.

Changes in Income Statement Presentation

The classification of expenses in the Company’s fourth quarter earnings press release and our Annual Report on Form 10-K filed on March 16, 2007 was changed relative to previous releases of financial results in order to provide more detail to investors.  Additionally, the Company changed the classification of the non-travel portion of frequent flyer mileage sales to recognize these amounts as other operating revenue.  Prior to 2006 these amounts had been classified as a reduction in other operating expenses.  Quarterly income statements for each quarter of 2006 are shown below reflecting the impact of these changes in presentation.

(Actual amounts in thousands)
	First Quarter 2006	Second Quarter 2006	Third Quarter 2006	Fourth Quarter 2006

Operating Revenues:
Passenger	$189,590	$202,157	$208,660	$196,416
Charter	2,274	1,951	2,512	2,749
Cargo	8,088	7,830	7,884	8,379
Other	12,138	12,556	12,778	12,087
Total	212,090	224,494	231,834	219,631

Operating Expenses:
Wages and benefits	58,169	56,058	52,243	61,540
Aircraft fuel, including taxes and oil	56,962	59,216	65,096	60,386
Aircraft rent	27,358	27,164	27,268	27,803
Maintenance materials and repairs	16,772	18,262	17,130	17,443
Aircraft and passenger servicing	11,997	11,760	12,163	16,734
Commissions and other selling expenses	12,904	12,302	11,184	12,184
Other rental and landing fees	5,915	6,150	6,393	7,262
Depreciation and amortization	6,764	6,962	7,156	7,983
Other	19,843	17,603	20,505	22,243
Total	216,684	215,477	219,138	233,578

Operating Income (Loss)	(4,594)	9,017	12,696	(13,947)

Nonoperating Income (Expense):
Interest and amortization of debt discounts and issuance costs	(3,935)	(4,534)	(3,886)	(5,123)
Loss due to redemption, prepayment, extinguishment and modification of long-term debt and lease agreements	(3,072)	(28,032)	(1,030)	(2,664)
Interest income	2,429	3,037	3,519	2,354
Capitalized Interest	299	960	1,344	1,166
Fuel hedge gain (loss)	(3,065)	(2,401)	653	(2,535)
Gain (loss) on disposition of equipment	(26)	(109)	(39)	(15)
Other, net	(144)	(8)	68	606
Total	(7,514)	(31,087)	629	(6,211)

Net Income (Loss) Before Taxes	(12,108)	(22,070)	13,325	(20,158)

Income Taxes:
Income tax benefit (expense)	(184)	(4,314)	(5,565)	10,528

Net Income (Loss)	$(12,292)	$(26,384)	$7,760	$(9,630)

About Hawaiian Airlines

Hawaiian Airlines, holder of a record 36 consecutive months as America’s most punctual airline, has consistently led the nation’s carriers in on-time schedule performance and fewest misplaced bags in 2005 and 2006 (as reported by the U.S. Department of Transportation). Consumer surveys by Conde Nast Traveler, Travel + Leisure, and Zagat all rank Hawaiian as the top domestic airline serving Hawaii.

Now in its 78th year of continuous service in Hawaii, Hawaiian is the state’s biggest and longest-serving airline, as well as the second largest provider of passenger air service between the U.S. mainland and Hawaii. Hawaiian offers nonstop service to Hawaii from more U.S. gateway cities than any other airline (nine), as well as service to Australia, American Samoa and Tahiti. Hawaiian also provides approximately 100 daily jet flights among the Hawaiian Islands.

Hawaiian Airlines, Inc. is a subsidiary of Hawaiian Holdings, Inc. (AMEX and PCX: HA - News). Additional information is available at HawaiianAirlines.com.

Forward Looking Statements

The foregoing information contains certain forward-looking statements that reflect the Company’s current views with respect to certain current and future events and financial performance. These forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the Company’s operations and business environment which may cause the Company’s actual results to be materially different from any future results, expressed or implied, in these forward-looking statements. Risks and uncertainties include, without limitation, possible differences between estimated and actual results for the first quarter of 2007, based upon actual performance and completion of our first quarter financial statements., Any forward-looking statements in this release are based upon information available to the Company on the date of this release. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any statements expressed or implied therein will not be realized. The Company also does not undertake to issue estimated results for any future reporting period. Additional information on risk factors that could potentially affect the Company’s financial results may be found in the Company’s filings with the Securities and Exchange Commission.

COMPANY CONTACT:
Peter Ingram, CFO
Hawaiian Airlines Phone: 808.835.3030
peter.ingram@hawaiianair.com

INVESTOR RELATIONS CONTACT:
Allyson Pooley Integrated Corporate Relations Phone: 310.954.1100
apooley@icrinc.com